Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

Modine Reports Third Quarter Fiscal 2021 Results

Continued market recovery and disciplined cost controls drive higher margins and cash flow

Racine, WI – February 4, 2021 – Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported financial results for the quarter ended December 31, 2020.

Third Quarter Highlights:

•	Net sales of $484.3 million increased 2 percent from the prior year, primarily due to favorable currency impacts

•	Impairment charges related to assets in the automotive segment and income tax valuation allowance charges resulted in a GAAP operating loss of $108.7 million and net loss per share of $3.81

•	Adjusted EBITDA of $46.7 million, up 7 percent from prior year on a 160 basis point improvement in gross margin

•	Adjusted earnings per share of $0.41, up $0.04 from prior year

•	Strong cash flow, with $146.5 million of cash flow from operating activities and $122.8 million of free cash flow on a year-to-date basis

“I appreciate our employees, suppliers and customers who continue to drive performance during this difficult and uncertain time, while remaining equally focused on workplace safety,” said Modine President and Chief Executive Officer, Neil D. Brinker. “The improvements this quarter were driven by the ongoing rebound in our heavy duty markets and another excellent quarter in our Building HVAC segment, resulting from share gains in both heating and data center markets. We remain focused on accelerating our transformation to a diversified industrial company, which includes finalizing the exit of our automotive business.  Cash flow remains strong on lower capital spending and working capital control.  After my first several weeks with Modine, I see great potential for us to leverage our technical leadership and innovation in thermal management to drive long-term growth and earnings improvements.”

Financial Results

Net sales increased 2 percent in the third quarter to $484.3 million, compared with $473.4 million in the prior year. The increase was primarily driven by favorable currency impacts, which totaled approximately $11.0 million, and higher sales volume in our Heavy Duty Equipment (“HDE”) segment.  These favorable drivers were partially offset by lower sales volume in the Commercial and Industrial Solutions (“CIS”) segment.

Gross profit increased 13 percent in the third quarter to $82.7 million, and gross margin improved 160 basis points to 17.1 percent, primarily driven by savings from procurement and other cost-reduction initiatives and lower depreciation expense in the Automotive segment.

Selling, general and administrative (“SG&A”) expenses were $56.1 million in the third quarter, which was $7.4 million, or 12 percent, lower than the prior year. This decrease was primarily driven by lower automotive separation and exit strategy costs compared with the prior year.

The operating loss in the third quarter was $108.7 million, compared to $8.2 million of operating income in the prior year. This decline was driven primarily by $134.4 million of impairment charges recorded to write down the long-lived assets in the Automotive segment’s liquid-cooled automotive business in connection with its pending sale, partially offset by higher gross profit and lower SG&A expenses in the third quarter of fiscal 2021 as compared to the prior year.  In addition, automotive exit strategy, restructuring, CEO transition and environmental charges totaled $4.7 million.  In the prior year, automotive exit strategy and restructuring expenses, net of a gain on the sale of assets, totaled $15.8 million. Excluding these items and depreciation and amortization expense, Adjusted EBITDA of $46.7 million was up 7 percent compared with $43.5 million in the prior year, primarily due to the improvement in gross margin.

GAAP loss per share was $3.81 in the third quarter, compared with earnings per share of $0.02 in the prior year, driven primarily by the aforementioned impairment charges.  The Company recorded a $116.5 million valuation allowance on its deferred tax assets in the U.S. and for certain foreign subsidiaries, including a valuation allowance on the $37.7 million tax benefit recorded for the impairment charges during the quarter.  The net impact to income tax expense in the third quarter was $78.8 million.  Adjusted earnings per share was $0.41 in the third quarter, compared with adjusted earnings per share of $0.37 in the prior year. The increase was primarily due to higher gross profit compared to the prior year.

Third Quarter Segment Review

•
CIS segment sales were $129.0 million, compared with $147.5 million one year ago, a decrease of 13 percent.  The decrease was driven by an anticipated sales decrease to the company’s largest data center customer and was partially offset by a favorable currency impact. The segment reported gross margin of 9.8 percent, down 560 basis points compared with the prior year, primarily due to lower sales volume, unfavorable sales mix and, to a lesser extent, temporary operating inefficiencies associated with the consolidation of manufacturing operations in China.  The segment reported an operating loss of $1.7 million, representing a $10.0 million decline, primarily due to lower gross profit on lower sales. Adjusted EBITDA for the CIS segment was $5.0 million, a decrease of $10.1 million from the prior year.

•
Building HVAC Systems (“BHVAC”) segment sales were $68.7 million, compared with $64.9 million one year ago, an increase of 6 percent. This increase was driven primarily by higher sales of heating products in North America and data center products in the U.K. The segment reported gross margin of 37.3 percent, which was 180 basis points higher than the prior year, primarily due to higher sales volume, favorable customer pricing and sales mix. The segment reported operating income of $15.8 million, an increase of 17 percent, primarily due to higher gross profit. Adjusted EBITDA for the BHVAC segment was $16.6 million, an increase of $2.2 million, or 15 percent, from the prior year.

•
HDE segment sales were $185.6 million, compared with $164.9 million one year ago, an increase of 13 percent. This increase was primarily driven by higher sales to off-highway and truck customers globally. The segment reported gross margin of 14.0 percent, 380 basis points higher than the prior year. This increase was primarily due to higher sales volume and savings from procurement and other cost-reduction initiatives. The segment reported operating income of $12.8 million, an increase of $10.0 million, primarily due to higher gross profit on the higher sales volume. Adjusted EBITDA for the HDE segment was $19.7 million, an increase of $9.1 million, or 86 percent, from the prior year.

•
Automotive segment sales were $113.9 million, compared with $110.5 million one year ago, an increase of $3.4 million, or 3 percent.  The increase was primarily driven by favorable currency impacts, which totaled $6.7 million, and higher sales volume in Asia, partially offset by lower sales volume in Europe and North America.  The segment reported gross margin of 16.1 percent, up 510 basis points compared with the prior year, primarily due to lower depreciation expense and improved operating performance.  The Company ceased depreciation of the long-lived assets within the liquid-cooled automotive business when it was classified as held for sale in November 2020.  The segment reported an operating loss of $124.9 million, including $134.4 million of impairment charges related to the assets held for sale.  Adjusted EBITDA for the Automotive segment was $12.3 million, an increase of $5.6 million, or 84 percent, from the prior year, primarily due to higher gross profit and lower SG&A expenses.

Balance Sheet & Liquidity

Net cash provided by operating activities for the nine months ended December 31, 2020 was $146.5 million, an increase of $100.6 million compared with the prior year.  Free cash flow for the first nine months of fiscal 2021 was $122.8 million, a $135.1 million improvement from the prior year, primarily resulting from improved working capital, in part due to improved inventory management, lower capital expenditures, and lower cash restructuring and strategy payments. Cash payments for restructuring activities and automotive strategy and separation costs during the first nine months of fiscal 2021 were $15.7 million.

Total debt was $364.6 million as of December 31, 2020. Cash and cash equivalents as of December 31, 2020 were $72.9 million. Net debt was $291.7 million as of December 31, 2020, a decrease of $119.8 million from the end of fiscal 2020.

Outlook

“We are maintaining our fiscal 2021 outlook,” concluded Brinker.  “We anticipate the ongoing recovery in certain end markets, partially offset by new tariffs and rising raw material costs, along with the reversal of temporary COVID-related cost reduction measures.”

Based on current exchange rates, market outlook and business forecast, Modine confirms the following guidance ranges for fiscal 2021:

•	Full fiscal year-over-year sales down 7 to 12 percent;

•	Adjusted EBITDA of $155 million to $165 million.

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Friday, February 5, 2021 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to discuss its third quarter fiscal 2021 financial results. The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com. Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event. A replay of the audio and slides will be available on the Investor Relations section of the Modine website at www.modine.com on or after February 5, 2021. A call-in replay will be available through midnight on February 9, 2021, at 800-585-8367, (international replay 416-621-4642); Conference ID# 7790646. The Company will post a transcript of the call on its website, on February 9, 2021.

About Modine

Modine, with fiscal 2020 revenues of $2.0 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling components, original equipment products, and systems to diversified global markets through its four complementary segments: CIS; BHVAC; HDE; and Automotive. Modine is a global company headquartered in Racine, Wisconsin (USA), with operations in North America, South America, Europe and Asia. For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine’s actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to those described under “Risk Factors” in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the year ended March 31, 2020 and under Forward-Looking Statements in Item 7 of Part II of that same report and in the Company’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2020 and September 30, 2020. Other risks and uncertainties include, but are not limited to, the following: the impact of the COVID-19 pandemic on the national and global economy, our business, suppliers, customers, and employees; the overall health and price-down focus of Modine’s customers; our ability to successfully execute our strategic and operational plans, including our ability to successfully complete the pending sale of our liquid-cooled automotive business, including the receipt of governmental and third-party approvals and satisfaction of other closing conditions, and our ability to successfully exit our other automotive businesses; our ability to effectively and efficiently reduce our cost structure in response to sales volume declines and complete restructuring activities and realize benefits thereon; our ability to comply with the financial covenants in our credit agreements and to fund our global liquidity requirements efficiently; operational inefficiencies as a result of program launches, unexpected volume increases, product transfers, and delays or inefficiencies resulting from restrictions imposed in response to the COVID-19 pandemic; economic, social and political conditions, changes and challenges in the markets where Modine operates and competes, including foreign currency exchange rate fluctuations, tariffs (and potential trade war impacts resulting from tariffs or retaliatory actions), inflation, changes in interest rates or tightening of the credit markets, recession, restrictions associated with importing and exporting and foreign ownership, public health crises, and the general uncertainties about the impact of regulatory and/or policy changes, including those related to tax and trade, the COVID-19 pandemic and other matters, that have been or may be implemented in the U.S. or abroad, and continuing uncertainty regarding the impacts of “Brexit”; the impact on Modine of any significant increases in commodity prices, particularly aluminum, copper, steel and stainless steel (nickel) and other purchased components, and our ability to adjust product pricing in response to any such increases; the nature of and Modine’s significant exposure to the vehicular industry and the dependence of this industry on the health of the economy; the concentration of sales within our CIS segment attributed to one customer; Modine’s ability to recruit and maintain talent in managerial, leadership, and administrative functions; Modine’s ability to protect its proprietary information and intellectual property from theft or attack; the impact of any substantial disruption or material breach of our information technology systems; costs and other effects of environmental investigation, remediation or litigation; and other risks and uncertainties identified by the Company in public filings with the U.S. Securities and Exchange Commission.  Forward-looking statements are as of the date of this release, and the Company does not assume any obligation to update any forward-looking statements.

Non-GAAP Financial Disclosures

Adjusted EBITDA, adjusted earnings per share, net debt, and free cash flow (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP).  These non-GAAP measures are used by management as performance measures to evaluate the Company’s overall financial performance and liquidity.  The Company believes these measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. However, these measures are not, and should not be viewed, as substitutes for the applicable GAAP measures, and may be different from similarly-titled measures used by other companies.

Definition – Adjusted EBITDA

Net earnings excluding interest expense, the provision or benefit for income taxes, depreciation and amortization expenses, other income and expense, restructuring expenses, impairment charges, costs associated with the review of strategic alternatives for the Automotive segment’s business operations, and certain other gains or charges.  The Company believes that adjusted EBITDA provides a relevant measure of profitability and earnings power.  The Company views this financial metric as being useful to assess operating performance from period to period by excluding certain items that it believes are not representative of its core business.  Adjusted EBITDA, when calculated for the business segments, is defined as GAAP operating income excluding depreciation and amortization expenses, restructuring expenses, impairment charges, and certain other gains or charges.

Definition – Adjusted earnings per share

Diluted earnings per share plus restructuring expenses, impairment charges, costs associated with the review of strategic alternatives for the Automotive segment’s business operations, and excluding changes in income tax valuation allowances and certain other gains or charges.  Adjusted earnings per share is an overall performance measure, not including non-cash impairment charges, costs associated with restructuring activities and certain other gains or charges.

Definition – Net debt

The sum of debt due within one year and long-term debt, less cash and cash equivalents. This is an indicator of the Company’s debt position after considering on-hand cash balances.

Definition – Free cash flow

Free cash flow represents net cash provided by operating activities less expenditures for property, plant and equipment.  This measure presents cash generated from operations during the period that is available for strategic capital decisions.

Forward-looking non-GAAP financial measure

The Company’s fiscal 2021 guidance includes Adjusted EBITDA, as defined above, which is a non-GAAP financial measure.  The full-year fiscal 2021 guidance for Adjusted EBITDA is based upon the Company’s estimates for interest expense of approximately $20.0 million, a provision for income taxes of approximately $100.0 million, and depreciation and amortization expense of approximately $70.0 million.  Adjusted EBITDA also excludes certain cash and non-cash expenses or gains. These expenses and gains may be significant and include items such as restructuring expenses (including severance costs and plant consolidation and relocation expenses), costs associated with the review of strategic alternatives for the automotive business, impairment charges and certain other items.  These expenses and gains for the first nine months of fiscal 2021 are presented on page 9.  Beyond approximately $1.0 million of severance-related expenses that we expect to record at Corporate in January 2021, estimates of these expenses and gains for the fourth quarter of fiscal 2021 are not available due to the low visibility and unpredictability of these items.

Modine Manufacturing Company
Consolidated statements of operations (unaudited)
	(In millions, except per share amounts)

	Three months ended December 31,		Nine months ended December 31,
	2020	2019	2020	2019
Net sales	$484.3	$473.4	$1,293.5	$1,502.6
Cost of sales	401.6	399.9	1,083.9	1,270.0
Gross profit	82.7	73.5	209.6	232.6
Selling, general & administrative expenses	56.1	63.5	151.6	194.4
Restructuring expenses	0.9	2.6	7.0	6.7
Impairment charges	134.4	-	134.4	-
Gain on sale of assets	-	(0.8)	-	(0.8)
Operating (loss) income	(108.7)	8.2	(83.4)	32.3
Interest expense	(4.6)	(5.6)	(15.2)	(17.3)
Other (expense) income- net	(0.5)	0.1	(1.0)	(2.3)
(Loss) earnings before income taxes	(113.8)	2.7	(99.6)	12.7
Provision for income taxes	(81.6)	(1.7)	(95.3)	(8.3)
Net (loss) earnings	(195.4)	1.0	(194.9)	4.4
Net (earnings) loss attributable to noncontrolling interest	(0.3)	0.2	(0.8)	0.1
Net (loss) earnings attributable to Modine	$(195.7)	$1.2	$(195.7)	$4.5

Net (loss) earnings per share attributable to Modine shareholders - diluted	$(3.81)	$0.02	$(3.82)	$0.09

Weighted-average shares outstanding - diluted	51.3	51.1	51.2	51.1

Condensed consolidated balance sheets (unaudited)
		(In millions)
	December 31, 2020	March 31, 2020
Assets
Cash and cash equivalents	$72.9	$70.9
Trade receivables	233.5	292.5
Inventories	190.6	207.4
Assets held for sale	92.9	-
Other current assets	39.5	62.5
Total current assets	629.4	633.3
Property, plant and equipment - net	305.2	448.0
Intangible assets - net	104.5	106.3
Goodwill	172.4	166.1
Deferred income taxes	25.2	104.8
Other noncurrent assets	70.0	77.6
Total assets	$1,306.7	$1,536.1

Liabilities and shareholders’ equity
Debt due within one year	$22.6	$30.4
Accounts payable	200.6	227.4
Liabilities held for sale	83.2	-
Other current liabilities	114.6	114.2
Total current liabilities	421.0	372.0
Long-term debt	342.0	452.0
Other noncurrent liabilities	195.1	218.5
Total liabilities	958.1	1,042.5
Total equity	348.6	493.6
Total liabilities & equity	$1,306.7	$1,536.1

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)
		(In millions)

	Nine months ended December 31,
	2020	2019
Cash flows from operating activities:
Net (loss) earnings	$(194.9)	$4.4
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation and amortization	54.2	57.8
Impairment charges	134.4	-
Gain on sale of assets	-	(0.8)
Stock-based compensation expense	4.2	5.2
Deferred income taxes	77.5	0.2
Other - net	4.7	3.5
Changes in operating assets and liabilities:
Trade accounts receivable	24.5	52.6
Inventories	9.9	(23.6)
Accounts payable	1.1	(32.4)
Other assets and liabilities	30.9	(21.0)
Net cash provided by operating activities	146.5	45.9

Cash flows from investing activities:
Expenditures for property, plant and equipment	(23.7)	(58.2)
Proceeds from disposition of assets	0.7	6.5
Other - net	0.6	4.6
Net cash used for investing activities	(22.4)	(47.1)

Cash flows from financing activities:
Net (decrease) increase in debt	(119.0)	3.8
Other - net	(1.6)	(7.7)
Net cash used for financing activities	(120.6)	(3.9)

Effect of exchange rate changes on cash	3.6	(0.5)

Net increase (decrease) in cash, cash equivalents, restricted cash and cash held for sale	7.1	(5.6)

Cash, cash equivalents, restricted cash and cash held for sale - beginning of period	71.3	42.2

Cash, cash equivalents, restricted cash and cash held for sale - end of period	$78.4	$36.6

Modine Manufacturing Company
Segment operating results (unaudited)
				(In millions)

	Three months ended December 31,		Nine months ended December 31,
	2020	2019	2020	2019
Net sales:
Commercial and Industrial Solutions	$129.0	$147.5	$385.6	$473.0
Building HVAC Systems	68.7	64.9	178.2	169.9
Heavy Duty Equipment	185.6	164.9	474.7	568.5
Automotive	113.9	110.5	285.9	339.8
Segment total	497.2	487.8	1,324.4	1,551.2
Corporate and eliminations	(12.9)	(14.4)	(30.9)	(48.6)
Net sales	$484.3	$473.4	$1,293.5	$1,502.6

	Three months ended December 31,				Nine months ended December 31,
	2020		2019		2020		2019
Gross profit:	$’s	% of sales	$’s	% of sales	$’s	% of sales	$’s	% of sales
Commercial and Industrial Solutions	$12.6	9.8%	$22.7	15.4%	$47.4	12.3%	$69.9	14.8%
Building HVAC Systems	25.7	37.3%	23.1	35.5%	61.9	34.7%	54.5	32.1%
Heavy Duty Equipment	26.0	14.0%	16.8	10.2%	60.9	12.8%	71.7	12.6%
Automotive	18.4	16.1%	12.2	11.0%	39.8	13.9%	37.7	11.1%
Segment total	82.7	16.6%	74.8	15.3%	210.0	15.9%	233.8	15.1%
Corporate and eliminations	-	-	(1.3)	-	(0.4)	-	(1.2)	-
Gross profit	$82.7	17.1%	$73.5	15.5%	$209.6	16.2%	$232.6	15.5%

	Three months ended December 31,		Nine months ended December 31,
	2020	2019	2020	2019
Operating income:
Commercial and Industrial Solutions	$(1.7)	$8.3	$3.9	$25.8
Building HVAC Systems	15.8	13.5	36.0	27.6
Heavy Duty Equipment	12.8	2.8	23.6	27.2
Automotive	(124.9)	1.6	(120.7)	2.0
Segment total	(98.0)	26.2	(57.2)	82.6
Corporate and eliminations	(10.7)	(18.0)	(26.2)	(50.3)
Operating (loss) income	$(108.7)	$8.2	$(83.4)	$32.3

Modine Manufacturing Company
Adjusted financial results (unaudited)
	(In millions, except per share amounts)

	Three months ended December 31,		Nine months ended December 31,
	2020	2019	2020	2019
Net (loss) earnings	$(195.4)	$1.0	$(194.9)	$4.4
Interest expense	4.6	5.6	15.2	17.3
Provision for income taxes	81.6	1.7	95.3	8.3
Depreciation and amortization expense	16.3	19.5	54.2	57.8
Other expense (income) - net	0.5	(0.1)	1.0	2.3
Restructuring expenses (a)	0.9	2.6	7.0	6.7
Impairment charges (b)	134.4	-	134.4	-
Gain on sale of assets (c)	-	(0.8)	-	(0.8)
Automotive separation and strategy costs (d)	3.0	14.0	4.1	34.3
CEO transition costs (e)	0.4	-	5.9	-
Environmental charges (f)	0.4	-	0.4	0.1
Adjusted EBITDA	$46.7	$43.5	$122.6	$130.4

Net (loss) earnings per share attributable to Modine shareholders - diluted	$(3.81)	$0.02	$(3.82)	$0.09
Restructuring expenses (a)	0.02	0.04	0.12	0.11
Impairment charges (b)	1.88	-	1.88	-
Gain on sale of assets (c)	-	(0.01)	-	(0.01)
Automotive separation and strategy costs (d)	0.04	0.21	0.06	0.51
CEO transition costs (e)	0.01	-	0.10	-
Environmental charges (f)	0.01	-	0.01	-
Tax valuation allowances (g)	2.26	0.06	2.40	0.06
Tax from legal entity restructuring (h)	-	0.05	-	0.05
Adjusted earnings per share	$0.41	$0.37	$0.75	$0.81

(a)
Restructuring expenses primarily consist of employee severance expenses related to targeted headcount reductions and plant consolidation activities. The tax benefit related to restructuring expenses during the third quarter of fiscal 2021 and fiscal 2020 was $0.1 and $0.7 million, respectively. The tax benefit related to these expenses during both the first nine months of fiscal 2021 and 2020 was $1.0 million.

(b)
On November 2, 2020, the Company signed a definitive agreement to sell its liquid-cooled automotive business to Dana Incorporated.  As a result, the Company recorded a non-cash impairment charge of $132.7 million within the Automotive segment, primarily related to property, plant and equipment of the liquid-cooled automotive business.  In addition, the Company recorded a $1.7 million impairment charge related to other equipment within the Automotive segment.  The tax benefit related to these impairment charges was $37.7 million.

(c)
During fiscal 2020, the Automotive segment sold a previously-closed manufacturing facility in Germany and, as a result, recorded a gain of $0.8 million.  There was no tax impact associated with this transaction.

(d)
Automotive separation and strategy costs consist of costs directly associated with the Company’s review of strategic alternatives for the liquid-cooled automotive business, including costs to separate and prepare the underlying businesses for potential sale.  With the exception of $0.5 million and $1.5 million of costs in the first nine months of fiscal 2021 and fiscal 2020, respectively, associated with program and equipment transfers recorded as costs of sales, these costs were recorded as SG&A expenses at Corporate and primarily related to accounting, legal, and IT professional services.  The tax benefit related to these costs during the third quarter of fiscal 2021 and fiscal 2020 was $0.7 million and $3.3 million, respectively.  The tax benefit related to these costs during the first nine months of fiscal 2021 and 2020 was $0.9 million and $8.3 million, respectively.

(e)
In August 2020, Thomas A. Burke stepped down from his position as President and Chief Executive Officer (“CEO”).  The Board of Directors subsequently conducted a search for his successor and, effective December 1, 2020, appointed Neil D. Brinker as President and CEO.  As a result of Mr. Burke’s departure and in connection with the search for his successor, the Company recorded costs totaling $0.4 million and $5.9 million during the three and nine months ended December 31, 2020, respectively.  These costs, which were recorded as SG&A expenses at Corporate, primarily consisted of severance and benefit-related expenses based upon the terms of Mr. Burke’s separation agreement and costs directly associated with the CEO search, partially offset by the impact of Mr. Burke’s forfeited stock-based compensation awards.  The Company’s tax benefit related to these costs was $0.1 million and $0.9 million during the three and nine months ended December 31, 2020, respectively.

(f)	Environmental charges, including related legal costs, are recorded as SG&A expenses and relate to a previously-owned U.S. manufacturing facility in the Heavy Duty Equipment segment.

(g)
During fiscal 2021, the Company increased its valuation allowance on deferred tax assets in the U.S. and abroad.  As a result, the Company recorded income tax charges totaling $116.5 million and $123.1 million during the three and nine months ended December 31, 2020, respectively. During fiscal 2020, the Company adjusted its valuation allowances on deferred tax assets in the U.S.  As a result, the Company recorded a $3.0 million income tax charge in the third quarter of fiscal 2020.

(h)
During fiscal 2020, the Company recorded a net income tax charge totaling $2.7 million as a result of legal entity restructuring completed in preparation of the potential sale of the liquid-cooled automotive business.

Modine Manufacturing Company
Segment adjusted financial results (unaudited)
								(In millions)

	Three months ended December 31, 2020				Three months ended December 31, 2019
	Commercial and Industrial Solutions	Building HVAC Systems	Heavy Duty Equipment	Automotive	Commercial and Industrial Solutions	Building HVAC Systems	Heavy Duty Equipment	Automotive
Operating income (loss)	$(1.7)	$15.8	$12.8	$(124.9)	$8.3	$13.5	$2.8	$1.6
Depreciation and amortization expense	6.2	0.8	6.5	2.4	6.1	0.9	6.4	5.7
Restructuring expenses (a)	0.5	-	-	0.4	0.7	-	1.4	0.2
Impairment charges (a)	-	-	-	134.4	-	-	-	-
Gain on sale of assets (a)	-	-	-	-	-	-	-	(0.8)
Environmental charges (a)	-	-	0.4	-	-	-	-	-
Adjusted EBITDA	$5.0	$16.6	$19.7	$12.3	$15.1	$14.4	$10.6	$6.7

	Nine months ended December 31, 2020				Nine months ended December 31, 2019
	Commercial and Industrial Solutions	Building HVAC Systems	Heavy Duty Equipment	Automotive	Commercial and Industrial Solutions	Building HVAC Systems	Heavy Duty Equipment	Automotive
Operating income (loss)	$3.9	$36.0	$23.6	$(120.7)	$25.8	$27.6	$27.2	$2.0
Depreciation and amortization expense	18.8	2.3	19.0	12.7	17.8	2.5	19.2	16.6
Restructuring expenses (a)	4.4	-	1.9	0.6	1.3	-	2.2	2.9
Impairment charge (a)	-	-	-	134.4	-	-	-	-
Gain on sale of assets (a)	-	-	-	-	-	-	-	(0.8)
Environmental charges (a)	-	-	0.4	-	-	-	0.1	-
Adjusted EBITDA	$27.1	$38.3	$44.9	$27.0	$44.9	$30.1	$48.7	$20.7

(a) See the Adjusted EBITDA reconciliation on the previous page for information on restructuring expenses and other adjustments.

Net debt (unaudited)
		(In millions)

	December 31, 2020	March 31, 2020
Debt due within one year	$22.6	$30.4
Long-term debt	342.0	452.0
Total debt	364.6	482.4

Less: cash and cash equivalents	72.9	70.9
Net debt	$291.7	$411.5

Free cash flow (unaudited)
				(In millions)

	Three months ended December 31,		Nine months ended December 31,
	2020	2019	2020	2019
Net cash provided by operating activities	$59.2	$28.4	$146.5	$45.9
Expenditures for property, plant and equipment	(9.1)	(16.8)	(23.7)	(58.2)
Free cash flow	$50.1	$11.6	$122.8	$(12.3)

SOURCE: Modine Manufacturing Company

Kathleen Powers
(262) 636-1687
kathleen.t.powers@modine.com